Exhibit 16.1

September 24, 2012

U. S. Securities and Exchange Commission

Washington, DC 20549-7561

Ladies and Gentlemen:

We were previously principal accountants for Clean Diesel Technologies, Inc. and, under the date of March 29, 2012, we reported on the consolidated financial statements of Clean Diesel Technologies, Inc. as of and for the years ended December 31, 2011 and 2010.  On September 18, 2012, we were dismissed.  We have read Clean Diesel Technologies, Inc.’s statements included under Item 4.01 of its Form 8-K dated September 18, 2012 and we agree with such statements, except that we are not in a position to agree or disagree with Clean Diesel Technologies, Inc.’s statement that the change was approved by the audit committee of the board of directors or with Clean Diesel Technologies, Inc.’s statement that BDO USA, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Clean Diesel Technologies, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP